Exhibit 16


SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
(UNAUDITED)

INTERNAL RATE OF RETURN CALCULATION FOR CERTAIN CSIF SPECIAL EQUITIES


Calvert Social Investment Fund

n = number of cash flows
CFj = cash flow at period j
IRR = Internal Rate of Return

             k
o =  sigma symbol    CFj  [1-(1 + IRR) nj /IRR]  [(1 + IRR) - sigma nl ] + CFo
            j = 1                                             l less than j

Computation of the internal rate of return for certain CSIF special equities investments for the period from December 1992 through September, 1997.

Calculation for set of cash flows below 16%.
Cash flows = cash disbursement (including warrant exercise, if any), plus receipts. Assuming full liquidation of remaining assets in final period at 9/30/97 fair market value.

Period 1          -350,000          1992
Period 2          -600,000          1993
Period 3          -1,839,996        1994
Period 4          -1,381,987        1995
Period 5          -429,580          1996
Period 6          6,986,190         9/30/97